EXHIBIT 99.1


                                           Contact:  The Torrenzano Group
                                             Don Schuster or Beth Jarecki
                                                212-681-1700 Ext. 103/115

              NICHOLAS BROWN RESIGNS FROM STIRLING COOKE BROWN



HAMILTON, BERMUDA, October 11, 1999 - Stirling Cooke Brown Holdings Limited (NASDAQ: SCBHF) today announced that Nicholas Brown has resigned from his position as managing director and head of London brokering operations to pursue new business ventures.

"Nick Brown has made major contributions during his tenure with Stirling Cooke," said Len Quick, acting Chief Executive Officer. "We wish him the best of success in his new ventures."

Mr. Brown plans to create a new company. "My experience with Stirling Cooke was very rewarding. At this time, I'm delighted to have a unique opportunity to create a new company. I'm sure that Stirling Cooke will do very well in the future, and I will miss working with so many first-rate people."

Mr. Quick added, "We have instituted major restructurings and realignments during 1999, and we expect to sharpen our focus further to meet competitive market conditions. We have made considerable progress on a number of fronts and plan to continue this process over the coming months."

Stirling Cooke merged its two London reinsurance brokerage operations into a single business unit effective July 1, 1999, to achieve management, information systems, and other efficiencies. Full integration of the personnel and systems of the prior reinsurance brokerage units should be completed by the end of 1999. Mr. Brown's departure is not expected to affect that schedule.

Stirling Cooke Brown Holdings Limited is a Bermuda holding company that, through its subsidiaries, provides risk management services and products predominantly to small- and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, Stirling Cooke arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health, and casualty insurance markets.